Exhibit 1.1

June 29, 2023

STRICTLY CONFIDENTIAL

Mobiquity Technologies Inc.

35 Torrington Lane

Shoreham, NY 11786

Attn: Dean Julia

CEO

Dear Mr. Julia:

This letter (the “Agreement”) constitutes the agreement between, Spartan Capital Securities, LLC (“Spartan”, or the “Placement Agent”) and Mobiquity Technologies Inc., a company incorporated under the laws of the State of New York (the “Company”), pursuant to which the Placement Agent shall serve as the exclusive placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement” or the “Offering”) of common stock of the Company, par value $0.0001 per share (“Common Stock” or the “Shares”) and pre-funded warrants (the “Convertible Securities” the Shares and Convertible Securities hereinafter referred to as the “Securities”). The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”) as disclosed in a Form S-1 Registration Statement (file # 333- 272572) and accompanying prospectus(the “prospectus”) filed with the Securities and Exchange Commission (the SEC”). Nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement, including but not limited to the Subscription Agreement (as defined below), shall be collectively referred to herein as the “Transaction Documents.” The date of each closing of the Placement shall be referred to herein as a “Closing Date.” The Company expressly acknowledges and agrees that the obligations of the Placement Agent hereunder are on a reasonable best-efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. Following the prior written consent of the Company, the Placement Agent may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with the Placement. The sale of the Securities to any Purchaser will be evidenced by a subscription agreement (the “Subscription Agreement”) between the Company and such Purchaser in a form mutually agreed upon by the Company and the Placement Agent. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Subscription Agreement. Prior to the signing of any Subscription Agreement, executive officers of the Company will be available upon reasonable notice and during normal business hours to answer inquiries from prospective Purchasers.

SECTION 1.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Subscription Agreement utilized in connection with the Placement is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of the Subscription Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent.

SECTION 2.             REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the States applicable to the offers and sales of the Securities by such Placement Agent, (iv) is and will be a corporate entity validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status as such. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law. The Placement Agent shall obtain a no objection letter from FINRA prior to the commencement of this Offering.

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SECTION 3.             ESCROW. The Company and the Placement Agent shall enter into an escrow agreement (the “Escrow Agreement”) with Continental Stock Transfer & Trust Company at or prior to the initial Closing with an escrow agent mutually agreed upon by the Company and the Placement Agent. The Escrow Agreement will provide for the direct disbursement of all fees and funds held by the escrow agent.

SECTION 4.             COMPENSATION. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent the following compensation with respect to the Securities which they are placing:

A.                  A cash fee (the “Cash Fee”) equal to an aggregate of eight percent (8.0%) of the aggregate gross proceeds raised in the Placement whether the sale was directly the result of the Placement Agent’s efforts or any other party legally permitted to effect the sale (including, but not limited to, FINRA members, as selling agents, which the Placement Agent may permit to participate in the Offering). The Cash Fee shall be paid at each Closing of the Placement and shall be deducted from the escrow account established in connection with the Placement.

B.                  As additional compensation for the Placement Agent’s services, the Company shall issue to Spartan or its designees at each Closing warrants (the “Placement Agent’s Warrants”) to purchase that number of shares of common stock of the Company (“Common Stock”) equal to two percent (2.0%) of the aggregate number of shares of Common Stock sold in the Placement or issuable upon the conversion of Convertible Securities sold in the Placement. The Placement Agent’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six (6) months from the date of issuance, at a price per share equal to 125% of the price per share of the securities sold in the Placement. The Placement Agent’s Warrants will provide for one-time demand registration right for five years following the commencement of sales of securities in the Placement in compliance with FINRA Rule 5110(g)(8)(B)-(C), unlimited “piggyback” registration rights for a period of seven years following the commencement of sales of securities in the Placement pursuant to the registration statement of which this prospectus is a part in compliance with FINRA Rule 5110(g)(8)(D), cashless exercise provisions, and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the offering price as permitted under FINRA Rule 5110(g)(8)(E). The Placement Agent understands and agrees that there are significant restrictions pursuant to FINRA Rule 5110 against transferring the Placement Agent’s Warrants and the underlying shares during the six (6) month after the commencement of sales of securities in the Placement and by its acceptance thereof shall agree that it will not sell, transfer, assign, pledge or hypothecate the Placement Agent’s Warrants or the underlying shares, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of six (6) months following the commencement of sales of securities sold in the Placement to anyone other than (i) a selected dealer in connection with the placement, or (ii) a bona fide officer or partner of Spartan Capital or of any such selected dealer; and only if any such transferee agrees to the foregoing lock-up restrictions.

C.                  Subject to compliance with FINRA Rule 5110(g)), the Company will be responsible for and will pay all expenses relating to the Placement, including, without limitation, (a) all fees and expenses relating to the listing of the Company’s common stock on a national exchange, if applicable; (b) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as Placement Agent may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Placement Agent’s may reasonably designate; (d) the costs of all mailing and printing of the Offering Documents(as defined below); (e) transfer and/or stamp taxes, if any, payable upon the transfer of securities by the Company; (f) the fees and expenses of the Company’s accountants; (g) escrow agent fees; and (h) a maximum of $125,000 for fees and expenses including “road show”, diligence, and reasonable legal fees and disbursements for Spartan’s counsel. For the sake of clarity, the Company will pay at the first closing Spartan’s counsel a legal fee of $125,000, which will be applied toward the $125,000 maximum expenses. The Placement Agent may deduct from the net proceeds of the Placement payable to the Company on a Closing Date the expenses set forth herein to be paid by the Company to the Placement Agent. Additionally, one percent (1.0%) of the gross proceeds of the Offering shall be provided to Spartan for non-accountable expenses. The Placement Agent may deduct from the net proceeds of the Offering payable to the Company on a Closing Date, or the Option Closing Date, if any, the expenses set forth herein to be paid by the Company to the Placement Agent. Notwithstanding the foregoing, any amounts paid or payable under this Section 4(C) in no way limits or impairs the indemnification and contribution obligations set forth in Section 5 hereof and any advance received by the Placement Agent will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

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D.                  The Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event at a determination shall be made by FINRA to the effect that such Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 5.             INDEMNIFICATION. The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

SECTION 6.             ENGAGEMENT TERM. The Placement Agent engagement hereunder and the Offering Period shall be as specified in the final prospectus such date, the “Termination Date” and the period of time during which this Agreement remains in effect is referred to herein as the “Term”). Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 4 hereof, expense reimbursement pursuant to Section 4 hereof and the provisions concerning Tail Financings, confidentiality, indemnification and contribution contained herein and the Company’s obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expense reimbursement due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agree not to use any confidential information concerning the Company provided to such Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 7.             PLACEMENT AGENT’S INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without such Placement Agent’s prior written consent.

SECTION 8.             NO FIDUCIARY RELATIONSHIP. This Agreement does not create and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that the Placement Agent is nor shall the Placement Agent be construed as a fiduciary of the Company and the Placement Agent shall have any duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 9.             OFFERING DOCUMENTS.

The Company will file with the SEC a Registration Statement on Form S-1 and Prospectus in proper form and disclosure. The Company will deliver to the Placement Agent, without charge, as many copies as the Placement Agent reasonably requests of the Prospectus, including any exhibits attached thereto (the “Offering Documents”). If during the offering period the Company becomes aware of any event, as a result of which the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made in light of the circumstances in which they were made not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with applicable law, the Company shall forthwith notify the Placement Agent thereof, and furnish to the Placement Agent in such quantities as may be reasonably requested, an amendment or amended and supplemented Prospectus which corrects such statements or omissions or causes the Prospectus to comply with applicable law.

SECTION 10.          COVENANTS. The Company covenants and agrees with the Placement Agent as follows:

A.                  The Company shall apply the net proceeds from the Offering in the manner set forth under the heading “USE OF PROCEEDS” in the Prospectus.

B.                  The Company shall make all “blue sky” filings required in connection with the Offering.

SECTION 11.          CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Subscription Agreement, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent by the Company:

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A.                  The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the Placement Agent, it will not, for a period of 90 days after the date of this Agreement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. The foregoing notwithstanding, the restrictions set forth in this Section 11 shall not apply to the following: (1) the shares of common stock to be sold under the prospectus in the Offering, (2) the issuance of common stock upon the exercise of options or warrants or the conversion of outstanding preferred stock or other outstanding convertible securities disclosed as outstanding in the registration statement relating to the Offering to the extent such Registration Statement acts as a post-effective amendment to the registration statement which registered the Company’s so-called 2021 Warrants and underlying shares, (3) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant of restricted stock awards or restricted stock combined securities or shares of Common Stock pursuant to equity incentive plans described in the prospectus for the Offering, (4) the filing of a registration statement on Form S-8 or any successor form thereto, and (5) the issuance of unregistered securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company provided that none of those securities are registered for resale during the lock-up period, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising more than $500,000 in capital or to an entity whose primary business is investing in securities. Additionally, if Offering for at least $4 million in gross proceeds is not completed before July 31, 2023, and the Company needs to raise cash as working capital, to increase stockholders’ equity to achieve compliance with Nasdaq Listing Rule 5550(b)(1), or to repay indebtedness to Walleye Opportunities Master Fund Ltd., then the lock-up restrictions on the Company as described above shall not apply to securities issued and sold between August 1, 2023 and the date that one or a series of offerings of at least $5 million in the aggregate is successfully completed. The exceptions in the previous two (2) sentences are referred to as the “Lock-Up Exceptions”). Any restrictions in lock-up agreements in effect with our executive officers and directors are hereby deemed to be amended consistently to include the Lock-Up Exceptions. The parties previously executed an Underwriting Agreement dated February 13, 2023 which provided for certain obligations and rights between the parties including Lock-Up Rights under section 5, paragraph (xii). The parties agree that the provisions of this Placement Agent Agreement supersede and terminate the aforementioned specific provision of said underwriting Agreement

B.                  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

C.                  The Company shall have entered into a Subscription Agreement with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed between the Company and the Purchasers.

D.                  FINRA shall have raised no objection to the fairness and reasonableness of the placement terms and arrangements.

E.                   On or after the date hereof (i) no downgrading shall have occurred in the rating accorded any of the Company’s securities by any “nationally recognized statistical organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s securities.

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F.                   The Placement Agent shall have received a letter from each of BF Borgers CPA PC and D. Brooks and Associates CPAs, P.A. on the date hereof and on the Closing Date, addressed to the Placement Agent, confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, and confirming, as of the date of each such letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Registration Statement), the conclusions and findings of said firm with respect to the financial information and other matters required by the Placement Agent.

G.                  Prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

H.                  There shall not have been any change in the capital stock of the Company or any material change in the indebtedness of the Company, except as set forth in or contemplated by the Prospectus.

I.                    There shall not have been any material adverse change in the general affairs, management, financial position, result of operations or prospects of the Company, other than as set forth in or contemplated by the Prospectus or this Agreement.

J.                    The Company shall not have sustained any material interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, if in the judgment of the Placement Agent any such development referred to in clauses (E), (F) or (G) makes it impracticable or inadvisable to consummate the sale and delivery of the Securities by the Placement Agent.

K.                  Since the respective dates as of which information is given herein, there shall have been no litigation instituted against the Company and since such dates there shall be no proceeding instituted or threatened against the Company or any of its officers or directors, before or by any federal, state or county court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would materially and adversely affect the business, properties, financial condition, results of operations or prospects of the Company.

L.                   Each of the representations and warranties of the Company contained herein shall be true and correct at the signing of this Agreement and at each Closing as if made at such Closing, and all covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to each Closing shall have been duly performed, fulfilled or complied with.

M.                 From the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or any Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred after the date of this Agreement any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Placement Agent, makes it impracticable or inadvisable to consummate the sale and delivery of the Securities.

N.                  The Placement Agent shall have received a legal opinion and negative assurance letters from the Company’s counsel in form and substance reasonably satisfactory to the Placement Agent.

O.                  The Company shall have furnished to the Placement Agent a certificate executed by the Secretary of the Company, in a form reasonably acceptable to such Purchaser, and dated as of the Closing Date, as to (i) the resolutions with respect to the transactions contemplated hereby as adopted by the Company’s board of directors, (ii) the certificate of incorporation of the Company and (iii) the bylaws of the Company, each as in effect at the Closing.

P.                   If requested, the Company shall have furnished to the Placement Agent a certificate executed by the Chief Financial Officer of the Company in form and substance satisfactory to the Placement Agent;

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Q.                  The Company shall have furnished to the Placement Agent a certificate of the Chief Executive Officer of the Company, dated as of each Closing Date, to the effect that:

i.                     The representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of such Closing Date, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

ii.                   The Chief Executive Officer of the Company has carefully examined the Registration Statement and any amendments and supplements thereto, and to the best of his knowledge the Registration Statement and any amendments and supplements thereto and all statements contained therein are true and correct in all material respects, and neither the Registration Statement nor any amendment or supplement thereto includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and, since the effective date of the Registration Statement, there has occurred no event required to be set forth in an amended or supplemented Registration Statement which has not been so set forth.

iii.                 Except as set forth in or contemplated by the Prospectus since the respective dates as of which or periods for which information is given in the Prospectus and prior to the date of such certificate (A) there has not been any materially adverse change, financial or otherwise, in the affairs or condition of the Company and (B) the Company has not incurred any material liabilities, direct or contingent, or entered into any material transactions, otherwise than in the ordinary course of business.

iv.                 No stop order suspending the effectiveness of the Registration Statement or the use of any Prospectus has been issued and no proceedings for that purpose have been instituted or are pending or, to the Company’s knowledge, threatened under the Securities Act; no order having the effect of ceasing or suspending the distribution of the Securities or any other securities of the Company has been issued by any securities commission, securities regulatory authority or stock exchange in the United States and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, contemplated by any securities commission, securities regulatory authority or stock exchange in the United States.

R.                  The Company shall have furnished to the Placement Agent at each Closing Date, such other certificates, additional to those specifically mentioned herein, as the Placement Agent may have reasonably requested as to (A) the accuracy and completeness, in all material respects, of (i) any statement in the Prospectus, or in any amendment or supplement thereto; or (ii) the representations and warranties of the Company herein; (B) the performance by the Company in all material respects of its obligations hereunder, or (C) the fulfillment of the conditions concurrent and precedent to its obligations hereunder, which are required to be performed or fulfilled on or prior to each Closing Date.

S.                   All the opinions, letters, certificates, and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance satisfactory to counsel to the Placement Agent, whose approval shall not be unreasonably withheld. The Placement Agent reserves the right to waive any of the conditions herein set forth. If a condition specified in this Section shall not have been fulfilled in any material respect when and as required to be fulfilled, this Agreement may be terminated by the Placement Agent by written notice to the Company at any time at or prior to the Closing, and such termination shall be without liability of any party to any other party except as provided in Section 6.

T.                   If any of the conditions specified in this Section 11 shall not have been fulfilled when and as required by this Agreement, or if any of the certificates, written statements or letters furnished to the Placement Agent or to Placement Agent’s counsel pursuant to this Section 11 shall not be reasonably satisfactory in form and substance to the Placement Agent and to Placement Agent’s counsel, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the consummation of the Closing. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

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SECTION 12.          COVENANTS AND OBLIGATIONS.

A.                  The Company covenants and agrees to continue to retain (i) a firm of independent PCAOB registered public accountants for a period of at least three (3) years after the Closing Date and (ii) a competent transfer agent with respect to the Securities for a period of three (3) years after the Closing Date. Furthermore, the Company covenants and agrees that for ninety (90) days after the closing date of the Placement, the Company shall be restricted from issuing certain securities pursuant to the terms of Section 11(A) herein.

B.                  Tail Financing. Spartan shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company who actually participated in the Offering or in the Company’s February 2023 public offering (a “Tail Financing”), and such Tail Financing is consummated at any time during the twelve (12) month period following the expiration or termination of the Engagement Period (the “Tail Term”), provided that such financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. The Placement Agent will provide the company a list of all parties introduced to the Company. Spartan shall be entitled to receive warrants to purchase that number of shares of Common Stock equal to 2.0% of the aggregate number of shares of Common Stock (or Common Stock equivalents, if applicable) (the “Tail Warrants”) placed by investors who actually participated in the Offering or in the Company’s February 2023 public offering during the Tail Term. The Tail Warrants shall be in a customary form reasonably acceptable to Spartan, have a term of five (5) years, contain cashless exercise provisions and piggyback registration rights, and have an exercise price equal to 125% of the placement price per share in the applicable Tail Financing and if such offering price is not available, the market price of the common stock or other securities offered on the date an Tail Financing is commenced. If the engagement between Spartan and the Company terminates for cause prior to such Tail Financing, pursuant to FINRA Rule 5110(g)(5)(B), the Company shall not be obligated to pay any fees to Spartan under this Section 12(B) in respect of such Tail Financing. The parties previously executed an Underwriting Agreement dated February 13, 2023 which provided for certain obligations and rights between the parties including Tail Rights under section 5, paragraph (xviii). The parties agree that the provisions of this Placement Agent Agreement supersede and terminate the aforementioned specific provision of said underwriting Agreement.

SECTION 13.          GOVERNING LAW; JURISDICTION AND VENUE ARBITRATION. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) or FINRA arbitration in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

(e)	ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN SPARTAN AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (i) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (ii) THE RELATIONSHIP OF THE PARTIES HERETO, OR (iii) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

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SECTION 14.          ENTIRE AGREEMENT/MISC. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Placement Agent and the Company. The representations, warranties, agreements, and covenants contained herein shall survive the closing of the Placement and delivery of the Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 15.          CONFIDENTIALITY. The Placement Agent (i) will keep the Confidential Information (as such term is defined below) confidential and will not (except as required by applicable law or stock exchange requirement, regulation, or legal process (“Legal Requirement”), without the Company’s prior written consent, disclose to any person any Confidential Information, and (ii) will not use any Confidential Information other than in connection with the Placement. The Placement Agent further agrees to disclose the Confidential Information only to its Representatives (as such term is defined below) who need to know the Confidential Information for the purpose of the Placement, and who are informed by such Placement Agent of the confidential nature of the Confidential Information. The term “Confidential Information” shall mean, all confidential, proprietary, and non-public information (whether written, oral or electronic communications) furnished by the Company to a Placement Agent or its Representatives in connection with such Placement Agent’s evaluation of the Placement. The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by a Placement Agent or its Representatives in violation of this Agreement, (ii) is or becomes available to a Placement Agent or any of its Representatives on a non-confidential basis from a third-party, (iii) is known to a Placement Agent or any of its Representatives prior to disclosure by the Company or any of its Representatives, or (iv) is or has been independently developed by a Placement Agent and/or the Representatives without use of any Confidential Information furnished to it by the Company. The term “Representatives” shall mean with respect to the Placement Agent, such Placement Agent’s directors, board committees, officers, employees, financial advisors, attorneys, and accountants. This provision shall be in full force until the earlier of (a) the date that the Confidential Information ceases to be confidential and (b) two years from the date hereof. Notwithstanding any of the foregoing, in the event that the Placement Agent or any of its Representatives are required by Legal Requirement to disclose any of the Confidential Information, such Placement Agent and its Representatives will furnish only that portion of the Confidential Information which such Placement Agent or its Representative, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

SECTION 16.          NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 17.          Press Announcements. The Company agrees that the Placement Agent shall, from and after any Closing, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’ marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Very truly yours,

SPARTAN CAPITAL SECURITIES, LLC

By: /s/ Kim Monchik

Name: Kim Monchik
Title: Chief Administrative Officer

Accepted and Agreed to as of

the date first written above:

MOBIQUITY TECHNOLOGIES INC.

By: /s/ Dean Julia

Name: Dean Julia
Title: Chief Executive Officer

[Signature Page to the Placement Agent Agreement]

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ADDENDUM A

INDEMNIFICATION PROVISIONS

In connection with the engagement of Spartan Capital LLC (“Spartan”, the “Placement Agent”) Mobiquity Technologies, Inc. (the “Company”) pursuant to a placement agency agreement dated as of the date hereof, by and among the Company and the Placement Agent, as it may be amended from time to time in writing (the “Agreement”), the Company hereby agrees as follows:

1.                   To the extent permitted by law, the Company will indemnify the Placement Agent and its respective affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to the Agreement, except, with regard to the Placement Agent, to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from such Placement Agent’s willful misconduct or gross negligence in performing the services described herein, as the case may be.

2.                   Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which such Placement Agent is entitled to indemnity hereunder, such Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to such Placement Agent and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for such Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and such Placement Agent. In such event, the reasonable fees, and disbursements of no more than one such separate counsel will be paid by the Company. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld.

3.                   The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

4.                   If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold such Placement Agent harmless, then the Company shall contribute to the amount paid or payable by such Placement Agent, as the case may be, as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand, and such Placement Agent on the other, but also the relative fault of the Company on the one hand and such Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, no Placement Agent’s share of the liability hereunder shall be in excess of the amount of fees actually received, or to be received, by such Placement Agent under the Agreement (excluding any amounts received as reimbursement of expenses incurred by such Placement Agent).

5.                   These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement and shall be in addition to any liability that the Company might otherwise have to any indemnified party under the Agreement or otherwise.

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